Exhibit 99.1

NEWS RELEASE

Contact: Sheri Henry Chief Financial Officer (ext. 132) sherih@amvproperties.com	1780 South Bellaire Street, Suite 100 Denver, CO 80222 Ph: (303) 297-1800 Fax: (303) 296-7353	Listed: AMEX Trading Symbol: AMV www.amvproperties.com

AMERIVEST ANNOUNCES SALE OF GREENHILL PARK IN DALLAS

DENVER, CO, August 17, 2006—AmeriVest Properties Inc. (AMEX: AMV), a real estate investment trust serving small to medium size office tenants, announced today that it completed the sale of its Greenhill Park office building in Dallas, Texas.  Greenhill Park, a 248,249 square-foot Class A office property located in the Dallas submarket of Addison, was sold for $29,800,000, or approximately $120 per square foot, to Koll/PER, LLC (Koll/PER), a limited liability company owned by The Koll Company of Newport Beach, California and the Public Employee Retirement System of Idaho (PERSI).   The estimated cash proceeds of $28.4 million, after closing costs and adjustments, will be available, subject to the expenses and other costs of the Company, for distribution to shareholders under the plan of liquidation approved by its shareholders.  Detailed information regarding this closing is included at the end of this press release.  Greenhill Park is the first property to close under the purchase and sale agreement dated July 17, 2006 with Koll/PER.  Additional closings are anticipated to be scheduled as loan assumption approvals are received from AmeriVest’s mortgage lenders and other traditional closing activities are completed.  The Board of Directors of AmeriVest has not established any dates for the payment of liquidating distributions.  There can be no assurance with respect to the timing or amount of any distribution or distributions to be made by AmeriVest, or that any other closings will occur under the purchase and sale agreement or otherwise.

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, is a company in liquidation.  Prior to liquidation approval, AmeriVest provided Smart Space for Small Business® in Denver, Phoenix, and Dallas, through the acquisition, repositioning and operation of multi-tenant office buildings in those markets.  In May 2006, the Company’s shareholders approved a plan of complete liquidation.  Further information about AmeriVest is available at www.amvproperties.com.

The Koll Company, with its principal office in Newport Beach, California, currently owns and manages approximately 2.5 million square feet of existing multi-tenant, light industrial and suburban office space and has an additional 1.1 million square feet under development or in the planning stage.  Further information on Koll is available at www.koll.com.

The Public Employee Retirement System of Idaho (PERSI) is a $9 billion public pension plan headquartered in Boise, Idaho.  Their website is www.persi.state.id.us.  PERSI is advised by Chadwick Saylor Capital Management Inc., a registered investment advisor based in Los Angeles and Atlanta.  Their website is www.chadwicksaylor.com.

In addition to historical information, this press release contains forward-looking statements and information under federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual results to differ materially include, without limitation, the uncertainties with closing any or all of the anticipated asset sales, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2005 Annual Report on Form 10-K, AmeriVest’s Proxy Statement for its 2006 annual meeting and from time to time in the Company’s filings with the Securities and Exchange Commission.

Asset Sales Information

	Greenhill
	Park
Market	Dallas
RSF	248,249
Occupancy:% leased	84%
Closing date	8/17/2006

Contract purchase price	$29,800,000
Price per square foot	$120.04

Closing Costs and Adjustments
Contract purchase price	$29,800,000	100%

Sales Expenses
Commissions	(268,200)	-0.9%
Filing, title and other fees	(5,905)	0.0%
Title insurance	(95,591)	-0.3%
Total sales expenses	(369,696)	-1.2%

Closing Prorations
Rent prorations	(159,671)	-0.5%
Accrued interest	(2,222)	0.0%
Transfer of security deposits	(174,055)	-0.6%
Property taxes payable	(322,723)	-1.1%
Other prorations	(49,808)	-0.2%
Capital repair credit	(200,000)	-0.7%
Transfer of tenant improvements to buyer	(167,000)	-0.6%
Total prorations	(1,075,479)	-3.6%

Total adjustments to sale price	(1,445,175)	-4.8%

Net cash retained by seller	$28,354,825	95.2%